Exhibit (d)(14)

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of February 16, 2025, is made by and between Shift4 Payments, Inc., a Delaware corporation (“Parent”), and Ant International Technologies (Singapore) Holding Pte. Ltd. (the “Investor”). Parent and the Investor are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Global Blue Group Holding AG (the “Company”), are entering into a Transaction Agreement, dated as of the date hereof, (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, among other things, Merger Sub shall (and Parent shall cause Merger Sub to) commence a tender offer (the “Offer”) for all of the issued and outstanding Company Shares, and following completion of the Offer, and provided that at such time Parent directly or indirectly has acquired or controls at least 90% of the then outstanding Company Shares, the Company and Merger Sub will consummate a statutory squeeze-out merger pursuant to which the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of, and fair to, the Company and its shareholders, and has adopted and approved, and declared it advisable for the Company to enter into the Transaction Agreement and any future agreements implementing the provisions of this Agreement and the Transaction Agreement and to effect the Board Modification, and (b) resolved to recommend that the shareholders of the Company accept the Offer and tender their Company Shares in the Offer and approve and adopt the Board Modification; and

WHEREAS, in connection with the consummation of the transactions set forth in the Transaction Agreement, Parent and the Investor desire to enter into an agreement pursuant to which, on the terms and conditions set forth herein, the Investor will acquire from Parent a number of Parent Class A Stock, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” shall have the meaning set forth in the Preamble.

“Chosen Courts” shall have the meaning set forth in Section 9.7.

“Company” shall have the meaning set forth in the Preamble.

“control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FOUR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Parent Class A Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Parent). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Disposal Date” shall have the meaning set forth in Section 7.

“Expiration Time” shall mean the earliest to occur of (a) the Subscription Closing and (b) the termination of the Transaction Agreement in accordance with Section 9.1 thereof; provided that the obligations of Parent under Section 7 shall continue until the Disposal Date.

“Governing Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Material Adverse Change” shall mean any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of Parent and its subsidiaries, considered as one entity.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Non-Recourse Party” shall have the meaning set forth in Section 9.13.

“ODI Approval” shall have the meaning set forth in Section 4.4.

“Offer” shall have the meaning set forth in the Recitals.

“Other Investor” means any other Person entering into a subscription agreement to purchase shares of Parent Class A Stock in connection with the transactions contemplated by the Transaction Agreement.

“Other Investment Agreement” means any subscription agreement between Parent and any Other Investor.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means the Parent Class A Stock, the Class B common stock of Parent and the Class C common stock of Parent.

“Parent SEC Documents” shall have the meaning set forth in Section 5.5.

“Party” or “Parties” shall each have the meaning set forth in the Preamble.

“Purchase Price” shall have the meaning set forth in Section 3.

“Regulation S” shall have the meaning set forth in Section 6.5.

“Rule 144” shall have the meaning set forth in Section 6.5.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

2. Closing. The consummation of the transactions contemplated by Section 3 (the “Subscription Closing”) shall take place remotely by exchange of fully executed documents (in counterparts or otherwise) by electronic transmission or electronic .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), on, and shall take place on the third Business Day after satisfaction, or waiver by the applicable Party, of the conditions set forth in Section 4.

3. Subscription. At the Subscription Closing, upon the terms and subject to the conditions of this Agreement, the Investor shall subscribe for and purchase from Parent, and Parent shall issue to Investor, a number of shares of Parent Class A Stock equal to [REDACTED] (the “Purchase Price”) [REDACTED] (the “Subscription Securities”), in exchange for the payment by or on behalf of the Investor to Parent of the Purchase Price in immediately available U.S. dollars to a bank account designated by Parent (the details of which account shall be provided in writing by Parent to the Investor no later than three (3) Business Days prior to the Subscription Closing). Notwithstanding anything to the contrary herein, in no event shall the number of Subscription Securities exceed [REDACTED]. In the event that Parent shall at any time between the date hereof and the Subscription Closing pay a dividend of equity or make a distribution on its Class A Stock in additional shares or other securities, subdivide or combine its Class A Stock or reclassify its Class A Stock, the number of Subscription Securities shall be appropriately adjusted in a reasonable manner agreed between Parent and the Investor, such agreement not to be unreasonably withheld, conditioned or delayed.

4. Conditions.

4.1 The obligations of Parent and the Investor to consummate the Subscription Closing are subject to the satisfaction or waiver of the following conditions: (a) occurrence of the Acceptance Time, (b) the receipt by the Investor of its portion of the Offer Consideration for each of its Company Shares validly tendered by the Investor and not withdrawn pursuant to the Offer prior to the Acceptance Time, (c) no Law having been enacted, entered, issued or promulgated (and remaining in effect) by any Governmental Authority that prohibits, restricts or impedes the consummation of the Subscription Closing and (d) the Investor and its Affiliates shall have received any required approval under the outbound direct investment Laws of the People’s Republic of China (“ODI Approval”) in connection with the transactions contemplated hereby.

4.2 The obligations of Parent to consummate the Subscription Closing are subject to the satisfaction or waiver of the following conditions: (a) the representations and warranties of Investor set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Subscription Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (b) Investor shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Subscription Closing and (c) there shall be no action, lawsuit, arbitration, claim or proceeding pending that seeks to enjoin, restrict or impede the consummation of this Agreement.

4.3 The obligations of the Investor to consummate the Subscription Closing are subject to the satisfaction or waiver of the following conditions: (a) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Subscription Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (b) Parent shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Subscription Closing, (c) for the period from and including the date of this Agreement through and including such date, there shall not have not occurred any Material Adverse Change, (d) there shall be no action, lawsuit, arbitration, claim or proceeding pending that seeks to enjoin, restrict or impede the consummation of this Agreement and (e) the Subscription Securities shall be approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

5. Representations, Warranties and Covenants of Parent. Parent hereby represents and warrants to Investor as follows:

5.1 Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by Parent of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with Parent’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Investor, constitutes the legal, valid and binding obligation of Parent, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

5.2 The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby will not result in (i) a violation of the organizational documents of Parent, (ii) any breach of, or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which Parent or Parent’s property is bound or (iii) any violation by Parent of any applicable law, regulation or court decree, except (in the case of clause (ii) or (iii) above) for such breach, violation or default which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

5.3 The Subscription Securities, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, and nonassessable, and free and clear of any liens or encumbrances, preemptive rights or any other similar contractual rights, in each case, other than those created by Investor or pursuant to this Agreement, the organization documents of Parent, federal and state securities laws or otherwise in connection with the transactions contemplated hereby.

5.4 The issuance of the Subscription Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof.

5.5 Parent has filed with the SEC, during the preceding 12 months, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by Parent with the Securities and Exchange Commission pursuant to the Exchange Act (collectively, the “Parent SEC Documents”). As of their respective SEC filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6 From and after the execution of this Agreement and until the termination of this Agreement, Parent shall use its commercially reasonable efforts to provide information reasonably requested by the Investor in connection with the Investors seeking of ODI Approval, if any.

6. Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to Parent as follows:

6.1 The Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Investor is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by the Investor of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with Investor’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of Investor, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

6.2 The Investor has the legal capacity to purchase and hold the Subscription Securities and represents that the subscription for the Subscription Securities and the execution and delivery of this Agreement by the Investor and the consummation of the transactions contemplated hereby will not result in (i) a violation of the organizational documents of Investor, (ii) any breach of, or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which the Investor or the Investor’s property is bound or (iii) any violation by the Investor of any applicable law, regulation or court decree, except, in the case of clauses (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of by the Investor to perform its obligations under this Agreement on a timely basis.

6.3 The Investor has been given the opportunity to examine all documents contemplated hereby, and to ask questions of, and to receive answers from, Parent and its respective representatives concerning Parent and its subsidiaries, and the terms and conditions of the Subscription Securities. The Investor has independently and based on such documents and information as the Investor has deemed appropriate, performed its own due diligence and business investigations with respect to Parent and its subsidiaries and made its own investment decision with respect to the investment represented by the Subscription Securities. The Investor is fully familiar with the nature of the businesses of Parent and its subsidiaries. The Investor has consulted, to the extent deemed reasonably appropriate by the Investor, with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Subscription Securities and on that basis understands the financial, tax, legal and related consequences of an investment in the Subscription Securities, and believes that an investment in the Subscription Securities is suitable and appropriate for the Investor.

6.4 The Investor is acquiring, legally and beneficially, the Subscription Securities for its own account and not as an agent or nominee for any other Person, and with no present intention of distributing or reselling such shares or any portion thereof.

6.5 The Investor acknowledges that: (i) neither the offer nor sale of the shares of the Subscription Securities has been registered under the Securities Act or any state or foreign securities or “blue sky” laws; (ii) each of the Subscription Securities is characterized as a “restricted security” under the Securities Act, inasmuch as it is being acquired from Parent in a transaction not involving a public offering and that each of such shares must be held indefinitely, is subject to resale restrictions, and the Investor must continue to bear the economic risk of complete loss of the investment in such shares unless the offer and sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available and all applicable state or foreign securities or “blue sky” laws are complied with; (iii) neither Rule 144 promulgated under the Securities Act (“Rule 144”) nor Regulation S promulgated under the Securities Act (“Regulation S”) is currently available with respect to the offers or sales of any securities of Parent; (iv) when and if the Subscription Securities may be disposed of without registration under the Securities Act in reliance on Rule 144 or Regulation S, such disposition can be made only in accordance with the terms and conditions of such rule; (v) if the Rule 144 or Regulation S exemption is not available, public offer or sale of Parent Class A Stock without registration will require the availability of another exemption under the Securities Act; and (vi) a notation shall be made in the appropriate records of Parent that the Subscription Securities are subject to restrictions on transfer.

6.6 Either (a) the Investor is an “accredited investor” as defined in the Securities Act or (b) (i) at the time that the Investor agreed to acquire the Subscription Securities, and at the time of execution of this Agreement and at the time of the Subscription Closing, the Investor was not present in the United States and (ii) the Investor is not a “U.S. Person” as that term is defined in Rule 902 of the Securities Act. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of transactions similar to those contemplated by this Agreement.

6.7 The Investor (i) has been represented by or has had the opportunity to be represented by, independent counsel of its own choice, and has had the full right and opportunity to consult with its attorney and avail itself of this opportunity, (ii) has received, and reviewed and fully understands this Agreement and the Transaction Agreement, and has had the opportunity to have the Agreement and the Transaction Agreement fully explained by counsel of its choosing, and is fully aware of the contents thereof and its meaning, intent and legal effect, and (iii) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Investor understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon the Investor’s execution, delivery and performance of this Agreement.

6.8 To the extent Investor and its Affiliates determine that they are required to obtain ODI Approval to consummate the transactions contemplated hereby, the Investor shall make any filing required to obtain ODI Approval as promptly as reasonably practicable following the date of this Agreement. The Investor shall (and shall cause its Affiliates to) use its commercially reasonable efforts to obtain (or cause to be obtained) any required ODI Approval as promptly as reasonably practicable following the date of this Agreement.

7. Resale Registration Statement. Parent shall file a resale registration statement on an appropriate form with the SEC to register for resale the shares of the Subscription Securities and have such registration statement declared effective by the SEC on or after the Business Day immediately after (and in any event within five (5) Business Days of) the date of the Subscription Closing and maintain the effectiveness of such registration until the earlier of (a) the date on which all such shares of the Subscription Securities are eligible to be sold under Rule 144 of the Securities Act without any holding period or any volume or manner of sale limitations and (b) all such shares have been disposed of by the Investor (such date, the “Disposal Date”). Parent shall bear all expenses associated with the resale registration statement contemplated by this section.

8. Termination. This Agreement shall terminate and shall have no further force or effect (a) by either Party, by notifying the other Party of such termination in writing if the Subscription Closing has not occurred on or before the date that is the tenth (10th) Business Day after the End Date, (b) upon mutual written agreement of the Parties, (c) immediately as of and following the Expiration Time, or (d) by the Investor by notifying Parent of such termination in writing, in the event there is any modification, waiver or amendment to the Transaction Agreement that reduces or changes the form of the Offer Consideration, or otherwise adversely affects in any material respect the economic benefits, to be received by the Investor in the Offer, except that Section 7, this Section 8 and the provisions of Section 9 shall survive any such termination. Notwithstanding the foregoing, nothing herein shall relieve any Party hereto from liability for any breach of this Agreement that occurred prior to such termination.

9. Miscellaneous.

9.1 Enforcement. The Parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court. Moreover, and in recognition of the foregoing, each of the Parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at Law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any Law for any Party to post security as a prerequisite to obtaining equitable relief. Each Party acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that specific performance or injunctive relief pursuant to this Section 9.1 shall be the sole and exclusive remedy with respect to breaches or threatened breaches by the Investor under this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach or violation of this Agreement.

9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party, which may be granted or withheld in the sole discretion of the other Party, except that the Investor may assign its rights and obligations under this Agreement to an Affiliate of the Investor without the consent of Parent, provided that such Affiliate agrees in writing to be subject to the provisions and obligations of this Agreement, provided further that no such assignment shall relieve the Investor of its obligations or agreements hereunder. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.3 No Rights or Obligations of the Company: The undertakings and representations and warranties by the Investor contained herein are for the sole benefit of and can only be enforced Parent and do not create any rights for or obligations by the Company to the Investor or Parent, as the case may be.

9.4 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given and properly received on the date of delivery if delivered personally, when received when sent by email by the Party to be notified; provided that no “bounceback” or notice of non-delivery is received or when delivered by a courier (with confirmation of delivery). All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the Party to receive such notice.

(i)	if to Parent, to:

Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, PA 18034

Email:    jfrankel@shift4.com

Attention:   Jordan Frankel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Email:    andrew.elken@lw.com

 leah.sauter@lw.com

Attention:   Andrew Elken

 Leah Sauter

(ii)	if to the Investor, to:

Ant International Technologies (Singapore) Holding Pte. Ltd.

Level 27, Tower One, Times Square,

1 Matheson Street, Causeway Bay, Hong Kong

Email: sally.wang@antgroup.com; lisa.wang@antgroup.com

Attn: Sally Wang; Lisa Wang

with a copy (which shall not constitute notice) to:

Investment Legal Department

Level 27, Tower One, Times Square,

1 Matheson Street, Causeway Bay, Hong Kong

Email: antnotice.investmentlegal@list.antgroup.com

Attention: Richard Lin

9.6 Governing Law. This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

9.7 Submission to Jurisdiction. Each Party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any Action with respect to the subject matter hereof (other than the Transaction Agreement, which shall be interpreted, construed, governed and enforced as set forth therein). Each Party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof (other than the Transaction Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such Parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 9.5 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from such final trial court judgment.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless otherwise indicated. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and annexes hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “$” in this Agreement are to the lawful currency of the United States. References to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, together with all amendments thereto. References to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

9.10 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 9.13.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted without giving effect to Section 9.1 and Section 9.13.

9.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the Parties has delivered a signed counterpart to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic transmission or electronic “.pdf”, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), shall be effective as delivery of a manually executed counterpart hereof.

9.13 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Investor and Parent each covenant, agree and acknowledge that no Persons other than the Parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that each Party has no right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of either Party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Parties hereto, each a “Non-Recourse Party”), through the other Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by the Shareholder, Parent or any of its Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the other Party or any other Person delivered hereunder. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 9.13.

9.14 Other Investors. Parent has disclosed to the Investor the forms of the Other Investment Agreements to be entered into between Parent and any Other Investor. To the extent Parent enters into any amendment to any Other Investment Agreement or any side letter or similar side letter or similar agreement or arrangement with any Other Investor that has the effect of establishing rights under, or altering or supplementing the terms of any Other Investment Agreement in a manner that would provide the Other Investor with rights, benefits or other provisions that are more favorable than the rights, benefits and provisions of Investor, Parent shall promptly disclose such agreement to Investor. Any decrease in the proportion of the Other Investor’s portion of the Offer Consideration that is being used to purchase such other Investor’s Subscription Securities shall be considered a change more favorable to such Other Investor for purposes of this Section 9.14. Investor shall be offered the opportunity to receive the same rights, benefits or other provisions granted by Parent in any such agreement, whether entered into prior to, as of the date hereof or hereafter and Investor shall be entitled to accept some or all such offer of rights, benefits or other provisions by delivering a written notice to Parent of such acceptance within twenty (20) business days after receiving the final execution version of such agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SHIFT4 PAYMENTS, INC.

By:	/s/ Taylor Lauber
Name: Taylor Lauber
Title: President

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ANT INTERNATIONAL TECHNOLOGIES (SINGAPORE) HOLDING PTE. LTD.

By:	/s/ Richard Lin
Name: Richard Lin
Title: Authorized Signatory

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